Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement File No. 333-213234
November 21, 2016

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

November 21, 2016

FINAL TERM SHEET
(4.250% Senior Notes due 2026)

Issuer:	Enbridge Inc.

Issue of Securities:	4.250% Senior Notes due 2026

Principal Amount:	US$750,000,000

Coupon:	4.250%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on June 1, 2017

Maturity:	December 1, 2026

Treasury Benchmark:	2.00% due November 15, 2026

U.S. Treasury Yield:	2.330%

Spread to Treasury:	+200 bps

Re-offer Yield:	4.330%

Initial Price to Public:	99.356%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Optional Redemption:

On any date more than three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after September 1, 2026, the date that is three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury + 30 bps

Trade Date:	November 21, 2016

Settlement Date:	November 29, 2016 (T+5)

CUSIP:	29250N AL9

ISIN:	US29250NAL91

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc. BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

SG Americas Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

November 21, 2016

FINAL TERM SHEET
(5.500% Senior Notes due 2046)

Issuer:	Enbridge Inc.

Issue of Securities:	5.500% Senior Notes due 2046

Principal Amount:	US$750,000,000

Coupon:	5.500%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on June 1, 2017

Maturity:	December 1, 2046

Treasury Benchmark:	2.25% due August 15, 2046

U.S. Treasury Yield:	3.027%

Spread to Treasury:	+250 bps

Re-offer Yield:	5.527%

Initial Price to Public:	99.606%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Optional Redemption:

On any date more than six months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after June 1, 2046, the date that is six months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury + 40 bps

Trade Date:	November 21, 2016

Settlement Date:	November 29, 2016 (T+5)

CUSIP:	29250N AM7

ISIN:	US29250NAM74

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc. BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

SG Americas Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.